Exhibit 99.1

News Release

Contact:	Investors and Analysts: Karin Demler, CCA at (615) 263-3005 Financial Media: Dave Gutierrez, Dresner Corporate Services at (312) 780-7204

CCA ANNOUNCES 2011 FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS

FOURTH QUARTER DILUTED EPS INCREASED 5.1% TO $0.41

FULL YEAR DILUTED EPS UP 10.8% TO $1.54

FULL YEAR ADJUSTED DILUTED EPS UP 9.2%

2012 FULL-YEAR DILUTED EPS GUIDANCE OF $1.60 TO $1.70

NASHVILLE, Tenn. – February 8, 2012 – CCA (NYSE: CXW) (the “Company” or “Corrections Corporation of America”), America’s leader in partnership corrections and the nation’s largest provider of corrections management services to government agencies, announced today its financial results for the fourth quarter and the year ended December 31, 2011.

Financial Review – Fourth Quarter 2011 Compared with Fourth Quarter 2010

•	Diluted EPS of $0.41

•	Operating income of $81.1 million

•	EBITDA of $109.1 million

•	Adjusted Funds From Operations Per Diluted Share of $0.63

Total management revenue for the fourth quarter of 2011 increased to $438.3 million from $430.8 million during the fourth quarter of 2010. For the fourth quarter of 2011, CCA generated net income of $40.5 million, or $0.41 per diluted share, compared with net income of $43.7 million, or $0.39 per diluted share, for the fourth quarter of 2010.

Management revenue from our federal partners increased 5.9% to $192.6 million generated during the fourth quarter of 2011 compared with $181.8 million generated during the prior year period. The increase in federal revenue resulted from higher populations from the U.S. Marshals Service (USMS) primarily located in the southwest region of the United States, combined with contractual rate increases associated with certain federal management contracts. These revenue increases occurred mostly within the owned and managed segment of our business.

Management revenue from our state partners decreased 1.8% to $216.8 million during the fourth quarter of 2011 compared with $220.7 million during the fourth quarter of 2010. State revenue decreased primarily as a result of a reduction of inmate populations from the state of California due to our strategic decision not to renew the contract for nearly 900 beds at our Florence facility, where we were able to replace such inmates with more inmates from the USMS, combined with lower inmate populations from the state of Hawaii. These decreases were partially offset by higher inmate populations from the state of Georgia.

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10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

CCA Fourth Quarter 2011 Financial Results

EBITDA for the fourth quarter of 2011 decreased 4.6% to $109.1 million from $114.3 million during the fourth quarter of 2010. Funds From Operations increased slightly to $82.1 million during the fourth quarter of 2011 from $81.6 million in the prior year quarter. Adjusted Funds From Operations, which includes maintenance and technology capital expenditures, for the fourth quarter of 2011 decreased slightly to $62.7 million compared with $62.9 million during the prior year period. EBITDA, Funds From Operations and Adjusted Funds From Operations were negatively impacted by wage increases beginning in the third quarter of 2011, along with an increase in general and administrative expenses largely attributable to increases in incentive compensation. We also experienced unfavorable claims for our self-insured employee medical plans during the fourth quarter of 2011 compared with the fourth quarter of 2010. The fourth quarter of 2011 also included nearly $1.0 million in start-up expenses associated with the commencement of operations at our newly acquired Lake Erie Correctional Institution and preparation for the commencement of operations at our newly constructed Jenkins Correctional Center, which is expected to be completed in early March 2012.

Revenue per compensated man-day in the fourth quarter of 2011 increased 1.2% to $58.66 compared to $57.97 in the fourth quarter of 2010. Operating expenses per compensated man-day during the fourth quarter of 2011 increased 2.8% to $40.32 from $39.22 in the fourth quarter of 2010. The increase in operating expenses resulted primarily from wage increases that were effective in the beginning of the third quarter of 2011 combined with higher employee benefits expenses primarily as a result of unfavorable claims experience in our self-insured plans during the fourth quarter of 2011.

Our earnings per share were favorably impacted by the reduction in our weighted average shares outstanding from 109.6 million during the fourth quarter of 2010 to 99.1 million during the fourth quarter of 2011 resulting from the purchase of 10.6 million shares of our outstanding stock during 2011. Our earnings per share for the fourth quarter of 2011 were also favorably impacted by a lower effective income tax rate primarily resulting from the generation of additional tax credits.

Our total average daily compensated population increased to 81,221 in the fourth quarter of 2011 from 80,777 in the fourth quarter of 2010. Our total portfolio occupancy increased slightly to 90.0% during the fourth quarter of 2011 from 89.7% during the fourth quarter of 2010.

CCA President and Chief Executive Officer, Damon Hininger, stated, “As we begin 2012, we are preparing to commence operations at our Jenkins Correctional Center, which we expect will be completed and begin ramping later this quarter. Additionally, we are very pleased to have added the states of Ohio and the Commonwealth of Puerto Rico to our list of government partners.”

Hininger added, “We are also very pleased with the execution of our previously announced new revolving credit facility, which reflects our strong financial position, reduces our near-term debt maturities and decreases our overall cost of debt.”

Full-Year 2011 Compared with Full-Year 2010

•	Diluted EPS of $1.54

•	Operating Income of $332.1 million

•	EBITDA of $440.7 million

•	Adjusted Funds From Operations Per Diluted Share of $2.49

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CCA Fourth Quarter 2011 Financial Results

Total management revenue for the year ended December 31, 2011, increased 3.7% to $1,729.2 million from $1,668.3 million during 2010. For the full-year 2011, CCA generated net income of $162.5 million, or $1.54 per diluted share, compared with net income of $157.2 million, or $1.39 per diluted share for 2010, representing an increase in diluted earnings per share of 10.8%. Adjusted net income during 2010 was $158.9 million, or $1.41 per diluted share, representing an increase in diluted earnings per share of 9.2%. Adjusted net income for 2010 excluded a non-cash charge of $1.7 million for the write-off of goodwill associated with the termination of the management contracts for the Gadsden and Hernando facilities located in Florida, which were previously in the managed-only segment of our business.

Operating income increased to $332.1 million during 2011 from $323.1 million during the prior year, an increase of 2.8%. The improvement in our financial results for 2011 resulted from a 3.4% increase in our average daily inmate population to 81,016 for 2011 from 78,319 during 2010. Operating expenses during 2010 included $4.1 million of bonuses paid to non-management level staff in-lieu of wage increases.

Adjusted net income, EBITDA, Funds From Operations, Adjusted Funds From Operations, and their corresponding per share amounts, are measures calculated and presented on the basis of methodologies other than in accordance with generally accepted accounting principles (GAAP). Please refer to the Supplemental Financial Information and related note following the financial statements herein for further discussion and reconciliations of these measures to GAAP measures.

Partnership Development Update

On January 3, 2012, we announced that we entered into a contract with the Puerto Rico Department of Corrections and Rehabilitation to manage up to 480 male inmates at the 1,692-bed Cimarron Correctional Facility, a facility we own in Cushing, Oklahoma. The management contract contains an initial term of two years and upon mutual agreement can be renewed for two additional one-year terms. The management contract will commence upon receipt of an initial inmate population of 240 inmates currently expected later this month with the remainder expected to arrive by early May 2012. We currently manage approximately 650 male inmates from the state of Oklahoma at the Cimarron facility. Following the ramp-up of the new inmates from Puerto Rico, the population at our Cimarron facility is expected to be approximately 1,100 inmates.

On September 1, 2011, we announced that we had entered into a contract with the state of Ohio to purchase and operate the 1,798-bed Lake Erie Correctional Institution. On December 30, 2011, we finalized the purchase of the facility for a purchase price of approximately $73.0 million, using cash on hand and borrowing available under our revolving bank credit facility. We commenced operations of the facility on December 31, 2011. This represents the first sale of a state-owned correctional facility to the private sector and the first contract CCA has had with the state of Ohio.

In late January 2012, the governor of Kentucky submitted his proposed budget which included the transfer of the inmates currently held at one of our facilities to a facility owned by the Commonwealth of Kentucky that had previously been closed as the result of damage sustained during an inmate disturbance. Based on conversations with the Kentucky Department of Corrections, we believe that Kentucky will likely remove inmates currently in the 656-bed Otter Creek Correctional Center, a facility we own in Wheelright, Kentucky, by the end of June 2012. Assuming the budget is passed as proposed, we plan to idle the facility if we are unable to identify a partner to utilize the facility. At February 1, 2012 we housed approximately 625 inmates at the Otter Creek facility. This facility incurred operating losses of $0.4 million and $1.0 million during the fourth quarter and full year ended December 31, 2011, respectively.

During January 2012, as expected, we ceased management of the 1,172-bed Delta Correctional Facility located in Greenwood, Mississippi, pursuant to a mutual agreement between CCA and the state of Mississippi. This facility incurred operating losses of $1.3 million and $2.0 million during the fourth quarter and full-year ended December 31, 2011, respectively, and was previously included in the managed-only segment of our business.

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CCA Fourth Quarter 2011 Financial Results

Refinancing

On January 6, 2012, CCA announced it entered into an amendment and restatement of its senior credit facility. The facility was expanded to a total capacity of up to $785 million aggregate principal amount from $450 million. The maturity for the amended senior credit facility was extended through December 2016 and the new facility will initially bear interest at London Interbank Offered Rate (LIBOR) plus 1.5%, subject to adjustments based on CCA’s leverage ratio. Borrowings under the amended senior credit facility will be used to repurchase and redeem $335.0 million aggregate principal amount of CCA’s outstanding 6 1/4% $375 Million Senior Notes due 2013 and for general corporate purposes.

Share Repurchase Program

During the fourth quarter of 2011 we repurchased 0.1 million shares of our common stock at an aggregate cost of $2.3 million. During the full-year 2011, we repurchased 10.6 million shares of our outstanding common stock at an aggregate cost of $237.5 million. Since 2008, we have repurchased 28.4 million shares at an average per share cost of $17.91, representing approximately 22.6% of the total shares outstanding prior to the initiation of the first program. As of December 31, 2011, we had approximately 99.5 million shares outstanding, and $117.2 million remaining under the share repurchase program authorized by the Board, but only approximately $46.6 million in capacity under the restricted payment limitations under our debt agreements, after taking into consideration the net income generated during the fourth quarter of 2011. The restricted payment limitation increases quarterly based generally on 50% of our net income.

Guidance

We expect Diluted EPS for the first quarter of 2012 to be in the range of $0.32 to $0.33 and full year 2012 Diluted EPS to be in the range of $1.60 to $1.70, with full year Adjusted Funds From Operations Per Diluted Share to be in the range of $2.35 to $2.50. These estimates do not include charges of $1.4 million to $1.9 million we expect to report during the first quarter of 2012 in connection with our refinancing activities or the purchase of additional shares under the share repurchase program.

The decline in diluted EPS from the fourth quarter of 2011 to the first quarter of 2012 reflects the impact of higher unemployment taxes we experience during the first quarter of each year, a higher effective income tax rate resulting from the expiration of certain tax credits, additional startup expenses associated with the commencement of operations at our new Jenkins facility and the intake of new inmates from the Commonwealth of Puerto Rico at our Cimarron facility. In addition, we experienced a reduction in USMS populations that began at the end of 2011 and has continued into the first quarter of 2012. We expect these inmate populations to recover during the second quarter of 2012. Combined, these items amount to a reduction of approximately $0.09 per diluted share from the fourth quarter of 2011 to the first quarter of 2012.

During 2012, we expect to invest approximately $80.0 million to $90.0 million in capital expenditures, consisting of approximately $30.0 million to $35.0 million in on-going prison construction and expenditures related to potential land acquisitions, and $50.0 million to $55.0 million in maintenance and information technology. We also expect a full-year effective income tax rate of approximately 38.0%, with payments for income taxes expected to approximate $99.0 million to $105.0 million for the full year.

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CCA Fourth Quarter 2011 Financial Results

Supplemental Financial Information and Investor Presentations

We have made available on our website supplemental financial information and other data for the fourth quarter of 2011. We do not undertake any obligation, and disclaim any duty to update any of the information disclosed in this report. Interested parties may access this information through our website at www.cca.com under “Financial Information” of the Investors section.

Management may meet with investors from time to time during the first quarter of 2012. Written materials used in the investor presentations will also be available on our website beginning on or about February 24, 2012. Interested parties may access this information through our website at www.cca.com under “Webcasts” of the Investors section.

Webcast and Replay Information

We will host a webcast conference call at 10:00 a.m. central time (11:00 a.m. eastern time) on February 9, 2012, to discuss our fourth quarter 2011 financial results. To listen to this discussion, please access “Webcasts” on the Investors page at www.cca.com. The conference call will be archived on our website following the completion of the call. In addition, a telephonic replay will be available at 2:00 p.m. eastern time on February 9, 2012 through 1:59 p.m. eastern time on February 16, 2012, by dialing (888) 203-1112 or (719) 457-0820, pass code 6431835.

About CCA

CCA is the nation’s largest owner and operator of partnership correction and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 66 facilities, including 46 company-owned facilities, with a total design capacity of approximately 91,000 beds in 20 states and the District of Columbia. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. We also provide health care (including medical, dental and psychiatric services), food services and work and recreational programs.

Forward-Looking Statements

This press release contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) general economic and market conditions, including the impact governmental budgets can have on our per diem rates, occupancy and overall utilization; (ii) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (iii) our ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and as a result of inmate disturbances; (iv) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (v) the outcome of California’s realignment program and utilization of out of state private correctional capacity; and (vi) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather,

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CCA Fourth Quarter 2011 Financial Results

labor conditions and material shortages, resulting in increased construction costs. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by us with the Securities and Exchange Commission.

CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.

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CCA Fourth Quarter 2011 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	December 31,
	2011	2010
ASSETS
Cash and cash equivalents	$55,832	$25,505
Accounts receivable, net of allowance of $1,218 and $1,568, respectively	271,217	305,305
Deferred tax assets	11,768	14,132
Prepaid expenses and other current assets	18,764	31,196
Current assets of discontinued operations	1,848	2,155

Total current assets	359,429	378,293

Property and equipment, net	2,608,918	2,549,295

Restricted cash	5,013	6,756
Investment in direct financing lease	9,233	10,798
Goodwill	11,988	11,988
Other assets	25,050	26,092
Non-current assets of discontinued operations	—	6

Total assets	$3,019,631	$2,983,228

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$196,667	$203,796
Income taxes payable	605	476
Current liabilities of discontinued operations	1,090	1,583

Total current liabilities	198,362	205,855

Long-term debt	1,245,014	1,156,568
Deferred tax liabilities	136,503	118,245
Other liabilities	31,730	31,689

Total liabilities	1,611,609	1,512,357

Commitments and contingencies

Common stock – $0.01 par value; 300,000 shares authorized; 99,528 and 109,754 shares issued and outstanding at December 31, 2011 and 2010, respectively	995	1,098
Additional paid-in capital	1,129,435	1,354,691
Retained earnings	277,592	115,082

Total stockholders’ equity	1,408,022	1,470,871

Total liabilities and stockholders’ equity	$3,019,631	$2,983,228

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CCA Fourth Quarter 2011 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2010	2011	2010
REVENUE:
Management and other	$439,142	$431,650	$1,733,409	$1,672,474
Rental	551	550	2,204	2,557

	439,693	432,200	1,735,613	1,675,031

EXPENSES:
Operating	305,582	295,711	1,203,400	1,163,771
General and administrative	24,991	22,061	91,227	84,148
Depreciation and amortization	28,048	27,336	108,931	104,051

	358,621	345,108	1,403,558	1,351,970

OPERATING INCOME	81,072	87,092	332,055	323,061

OTHER EXPENSES:
Interest expense, net	18,120	18,628	72,940	71,127
Other expenses	42	115	304	40

	18,162	18,743	73,244	71,167

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	62,910	68,349	258,811	251,894
Income tax expense	(22,388)	(24,644)	(96,301)	(94,297)

INCOME FROM CONTINUING OPERATIONS	40,522	43,705	162,510	157,597
Loss from discontinued operations, net of taxes	—	—	—	(404)

NET INCOME	$40,522	$43,705	$162,510	$157,193

BASIC EARNINGS PER SHARE:
Income from continuing operations	$0.41	$0.40	$1.55	$1.41
Loss from discontinued operations, net of taxes	—	—	—	(0.01)

Net income	$0.41	$0.40	$1.55	$1.40

DILUTED EARNINGS PER SHARE:
Income from continuing operations	$0.41	$0.39	$1.54	$1.39
Loss from discontinued operations, net of taxes	—	—	—	—

Net income	$0.41	$0.39	$1.54	$1.39

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CCA Fourth Quarter 2011 Financial Results

CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF ADJUSTED DILUTED EARNINGS PER SHARE

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2010	2011	2010
Net income	$40,522	$43,705	$162,510	$157,193
Special Items:
Goodwill impairment for discontinued operations	—	—	—	1,684

Adjusted net income	$40,522	$43,705	$162,510	$158,877

Weighted average common shares outstanding – basic	99,135	109,641	104,736	112,015
Effect of dilutive securities:
Stock options	547	755	603	769
Restricted stock–based compensation	276	302	196	193

Weighted average shares and assumed conversions - diluted	99,958	110,698	105,535	112,977

Adjusted Diluted Earnings Per Share	$0.41	$0.39	$1.54	$1.41

CALCULATION OF FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2010	2011	2010
Net income	$40,522	$43,705	$162,510	$157,193
Income tax expense	22,388	24,644	96,301	94,297
Income taxes paid	(12,249)	(17,183)	(70,341)	(61,396)
Depreciation and amortization	28,048	27,336	108,931	104,051
Depreciation and amortization for discontinued operations	—	—	—	2,222
Goodwill impairment for discontinued operations	—	—	—	1,684
Income tax benefit for discontinued operations	—	—	—	(253)
Stock-based compensation reflected in G&A expense	2,332	2,022	9,254	8,525
Amortization of debt costs and other non-cash interest	1,097	1,053	4,331	4,250

Funds From Operations	$82,138	$81,577	$310,986	$310,573

Maintenance and technology capital expenditures	(19,463)	(18,679)	(47,912)	(43,092)

Adjusted Funds From Operations	$62,675	$62,898	$263,074	$267,481

Funds From Operations Per Diluted Share	$0.82	$0.74	$2.95	$2.75

Adjusted Funds From Operations Per Diluted Share	$0.63	$0.57	$2.49	$2.37

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CCA Fourth Quarter 2011 Financial Results

CALCULATION OF EBITDA

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2011	2010	2011	2010
Net income	$40,522	$43,705	$162,510	$157,193
Interest expense, net	18,120	18,628	72,940	71,127
Depreciation and amortization	28,048	27,336	108,931	104,051
Income tax expense	22,388	24,644	96,301	94,297
Loss from discontinued operations, net of taxes	—	—	—	404

EBITDA	$109,078	$114,313	$440,682	$427,072

CALCULATION OF ADJUSTED FUNDS FROM OPERATIONS PER SHARE GUIDANCE

	For the Year Ending December 31, 2012
	Low End of Guidance	High End of Guidance
Net income	$161,000	$171,000
Income tax expense	99,000	105,000
Income taxes paid	(99,000)	(105,000)
Depreciation and amortization	115,000	115,000
Expenses associated with debt refinancing transactions, net of tax	1,000	1,000
Other non-cash items	15,000	16,000

Funds From Operations	$292,000	$303,000
Maintenance and technology capital expenditures	(55,000)	(50,000)

Adjusted Funds From Operations	$237,000	$253,000

Funds From Operations Per Diluted Share	$2.89	$3.00

Adjusted Funds From Operations Per Diluted Share	$2.35	$2.50

NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION

Adjusted Net Income, Adjusted Diluted Earnings Per Share, EBITDA, Funds From Operations and Adjusted Funds From Operations, and their corresponding per share metrics are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company’s results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. The Company believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis as that used by management.

Management and investors review both the Company’s overall performance using GAAP and non-GAAP measures including EPS, Adjusted Diluted EPS, net income, Funds From Operations and Adjusted Funds From Operations, and their corresponding per share metrics, as well as EBITDA to assess the operating performance of the Company’s correctional facilities. EBITDA, Funds From Operations and Adjusted Funds From Operations are useful as supplemental measures of the performance of the Company’s correctional facilities because they do not take into account depreciation and amortization, or with respect to EBITDA, the impact of the Company’s tax provisions and financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company’s correctional facilities, management believes

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CCA Fourth Quarter 2011 Financial Results

+that assessing performance of the Company’s correctional facilities without the impact of depreciation or amortization is useful. The calculation of Adjusted Funds From Operations substitutes capital expenditures incurred to maintain the functionality and condition of the Company’s correctional facilities in lieu of a provision for depreciation. Some of these capital expenditures contain a discretionary element with respect to when they are incurred, while others may be more urgent. Therefore, maintenance capital expenditures may fluctuate from quarter to quarter, depending on the nature of the expenditures required, seasonal factors such as weather, and budgetary conditions. The calculation of Funds From Operations and Adjusted Funds From Operations also reflect the amount of income taxes paid. We continuously evaluate tax planning strategies to reduce the effective tax rate for financial reporting purposes as well as strategies to reduce the amount of taxes we pay. As a result, the amount of taxes we pay may fluctuate from period to period depending on the effectiveness of our strategies. The amount of taxes we pay may also result from many factors beyond our control, such as changes in tax law. Finally, income taxes paid fluctuate significantly from quarter to quarter based on statutory methods of computing inter-period payment requirements and the date such taxes are due.

The Company may make adjustments to GAAP net income, EBITDA, Funds From Operations and Adjusted Funds From Operations from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Other companies may calculate Adjusted net income, EBITDA, Funds From Operations and Adjusted Funds From Operations differently than the Company does, or adjust for other items, and therefore comparability may be limited. Adjusted net income, EBITDA, Funds From Operations and Adjusted Funds From Operations, and their corresponding per share measures are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities, a measure of liquidity or an alternative to net income as indicators of the Company’s operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company’s consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.

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